Exhibit 10.14

CONOCOPHILLIPS

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The ConocoPhillips Supplemental Executive Retirement Plan is hereby amended and restated effective as of the “Effective Time” defined in the Employee Matters Agreement by and between ConocoPhillips and Phillips 66 (the “Effective Time”) and conditioned on the occurrence of the “Distribution” defined in such Employee Matters Agreement (the “Distribution”).

PRE-AMERICAN JOBS CREATION ACT OF 2004 (“AJCA”)

GRANDFATHERED PROVISIONS

Benefits under this Plan, formerly the Phillips Petroleum Company Supplemental Executive Retirement Plan, (the “Phillips Plan”), that commenced prior to January 1, 2005 (“AJCA-grandfathered benefits”), shall be subject exclusively to the terms and conditions of the Phillips Plan in effect or before October 3, 2004. No change in the ConocoPhillips Retirement Plan adopted subsequent to such date and no change in the Phillips Plan or in the ConocoPhillips Supplemental Executive Retirement Plan adopted after such date shall apply to an AJCA-grandfathered benefit. Provided, however, for purposes of this paragraph, benefits shall be deemed to have commenced prior to January 1, 2005 and shall be AJCA-grandfathered benefits if the relevant corporate officer or committee approved the eligible employee’s petition regarding time and form of payment before January 1, 2005 even if the benefit commenced after December 31, 2004. The “relevant corporate officer or committee” means the person or persons with the authority under the Phillips Plan to approve a petition regarding the time and form of payment.

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SECTION I - PURPOSE

The purpose of the ConocoPhillips Supplemental Executive Retirement Plan (“Plan”) is to supplement the retirement benefits of Retiring eligible employees who were hired in mid- career. ConocoPhillips Company (“Company”) recognizes that from time to time, it retains the services of employee(s) after the employee has performed services at another company (or companies) for varying periods of time, in order to obtain the special skills and expertise developed by the key employee during these other periods of employment. These employees generally forego all or a portion of their potential retirement benefits upon leaving their previous employer(s). This Plan, therefore, supplements retirement benefits to at least partially compensate for the loss of retirement benefits accrued at the previous employer(s). The amount of supplemental benefit payable under this Plan is not intended to cause a Retiring eligible employee’s retirement benefit to equal or exceed a full career Retiring eligible employee’s benefit.

SECTION II - DEFINITION OF TERMS

a)	Affiliated Group	shall mean the Company plus other subsidiaries and affiliates in which it owns a 5% or more equity interest.

b)	Retirement Income Plan	is Title I of the ConocoPhillips Retirement Plan.

c)	Retirement (or Retire, or Retiring)	is termination of employment with the Company and controlled group on or after the employee’s earliest early retirement date as defined in the Retirement Income Plan. It includes termination of employment at an age below 55 only when Section V applies.

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d)	Credited Service, Final Average Earnings, Normal Retirement Date, and Early Retirement Date	as determined in accordance with the provisions of the Retirement Income Plan.

e)	Total Final Average Earnings	is the average of the high 3 earnings, excluding Incentive Compensation Plan Awards, paid in consecutive years of the last 10 years prior to termination of employment plus the average of the high 3 Incentive Compensation Plan Awards for any of such last 10 years under the Incentive Compensation Plan, whether paid or deferred and shall include the value of any special awards specified by the Compensation Committee to be included for final average earnings purposes under the terms of the special awards when granted by the Compensation Committee, and shall also recognize benefits paid under Section 2.1(a) of the ConocoPhillips Executive Severance Plan in the same manner as layoff pay is recognized under the Retirement Income Plan.

f)	Total Credited Service	is an employee’s Credited Service plus any additional months of service as calculated under the Principal Corporate Officers Supplemental Retirement Plan and Missed Credited Service as defined in subsection (j) of Section 11 of Article I in the Retirement Income Plan, plus months of service by recognizing benefits paid under Section 2.1(a) of the ConocoPhillips Executive Severance Plan in the same manner as layoff pay is recognized under the Retirement Income Plan.

g)	Plan Administrator	means the Manager, Global Compensation and Benefits, COE or his successors.

h)	Trustee	means the trustee of the grantor trust established for this Plan by a trust agreement between the Company and the trustee, or any successor trustee.

i)	Participating Subsidiary	means a subsidiary of the Company, of which the Company beneficially owns, directly or indirectly, more than 80% of the aggregate voting power of all outstanding classes and series of stock, where such subsidiary has adopted one or more plans making participants eligible for participation in this Plan.

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SECTION III - ELIGIBLE EMPLOYEES

All employees of the Company who are participants in the Retirement Income Plan and who, a) as of November 1, 1988 participated in the Incentive Compensation Plan as members of Teams I, II, III (including those individuals promoted to such levels through November 1, 1988, i.e., Grade 33 or above and ICP eligible), or b) were active employee participants or were eligible to participate in the Key Employee Death Protection Plan on the date of its termination (December 31, 1986), c) are hired subsequent to November 1, 1988 and at the time of hire are recommended for participation in the Plan by the Plan Administrator, with approval by the Chief Executive Officer of the Company, or d) prior to retirement are recommended for participation in the Plan by the Plan Administrator, with approval by the Chief Executive Officer of the Company, will be eligible for benefits under this Plan.

SECTION IV - ELIGIBILITY FOR BENEFITS

An eligible employee as described in Section III, will be eligible to receive the benefit amount described in Section VI only if the results of (a) below exceed the results of (b) below where:

(a)	is the lesser of the following percentages;

(i)	2.4% times the greater of the eligible employee’s Credited Service or the Employee’s Total Credited Service at the time of Retirement; or

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(ii)	the Maximum SERP Benefit Percentage shown in the schedule below based upon the eligible employee’s attained age at Retirement and, (b) is the percentage derived by multiplying 1.6% times the eligible employee’s Total Credited Service at the time of Retirement.

Attained Age at Retirement	Maximum SERP Benefit Percentage
65	60.0%
64	58.4%
63	56.8%
62	55.2%
61	53.6%
60	52.0%
59	50.4%
58	48.8%
57	47.2%
56	45.6%
55	44.0%
54 or younger	-0-

SECTION V - SPECIAL ELIGIBILITY

An eligible employee as described in Section III who is less than age 55 and who is laid off under the Layoff Plan of Phillips Petroleum Company and/or the Supplemental Layoff Plan of Phillips Petroleum Company and/or the Enhanced Supplemental Layoff Pay Plan of Phillips Petroleum Company and/or the Phillips Layoff Plan and/or the Work Force Stabilization Plan of Phillips Petroleum Company and/or who receives benefits under the Phillips Petroleum Company Executive Severance Plan and/or the ConocoPhillips Executive Severance Plan and/or the ConocoPhillips Key Employee Change in Control Severance Plan and/or the ConocoPhillips Severance Pay Plan or any similar plans which may be adopted by the Company from time to time, immediately after terminating employment with the Company or a Participating Subsidiary, will be eligible to receive the benefit described in Section VI if the results of (a) below exceed the results of (b) below where:

(a)	is the lesser of the following percentages;

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(i)	2.4% times the greater of an eligible employee’s Credited Service, or the employee’s Total Credited Service at the time of layoff or termination; or

(ii)	the Maximum SERP Benefit Percentage shown in the schedule below based upon the eligible employee’s attained age at the time of layoff or termination.

and, (b) is the percentage derived by multiplying 1.6% times the eligible employee’s Total Credited Service at the time of layoff or termination.

Attained Age at the time of Layoff	Maximum SERP Benefit Percentage
54	42.4%
53	40.8%
52	39.2%
51	37.6%
50	36.0%
49	34.4%
48	32.8%
47	31.2%
46	29.6%
45	28.0%
44	26.4%
43	24.8%
42	23.2%
41	21.6%
40	20.0%
39	18.4%
38	16.8%
37	15.2%
36	13.6%
35	12.0%
34	10.4%
33	8.8%
32	7.2%
31	5.6%
30	4.0%
29	2.4%
28	0.8%

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SECTION VI - BENEFIT AMOUNT

Notwithstanding anything to the contrary in this Section VI, and subject to the AJCA Grandfather Provisions of this Plan, the rules for calculating an eligible employee’s benefit will be applied consistently with good faith compliance with section 409A of the Internal Revenue Code of 1986 as amended; and any provisions of this Plan to the contrary will be disregarded. An eligible employee who qualifies for benefits under this Plan in accordance with Sections IV and V will be eligible to receive retirement benefits from the Plan as follows:

A.	With respect to eligible employees who commence retirement benefits on or after their Normal Retirement Date - multiply the lesser of (a)(i) or (a) (ii) as computed in Sections IV or V, as applicable, times the greater of the employee’s Final Average Earnings or the employee’s Total Final Average Earnings and with the results reduced by the portion of the eligible employee’s Primary Social Security benefit as determined in the same manner as such reduction is determined under the Final Average Earnings formula of the Retirement Income Plan.

B.	With respect to eligible employees who commence retirement benefits at an Early Retirement Date - benefits will be calculated in the same manner as the benefits for Normal Retirement Date, as described in A. of this Section, but reduced for early retirement in the same manner as is applicable under the Retirement Income Plan.

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In either A. or B. above the Retirement Income Plan calculations shall be made as if no benefit limitations were imposed by the Internal Revenue Code and no benefit reductions resulted from participation in any qualified or non-qualified Company-sponsored benefit plan, and the resulting benefit amount will be reduced by applicable retirement benefit payments for which the retiree is eligible from any of the following plans, or any other similar plan or plans, of the Company or any of its subsidiary or affiliated companies; Retirement Income Plan, the Retirement Restoration Plan of Phillips Petroleum Company, the Retirement Makeup Plan of Phillips Petroleum Company, Principal Corporate Officers Supplemental Retirement Plan of Phillips Petroleum Company, the Phillips Petroleum Company Key Employee Death Protection Plan, the ConocoPhillips Key Employee Supplemental Retirement Plan, and the Key Employee Missed Credited Service Retirement Plan.

SECTION VII - PAYMENT OF RETIREMENT BENEFITS

Subject to the AJCA Grandfather provisions of the Plan, payment of benefits to eligible employees shall be as follows:

A.	The rules for payment of benefits to eligible employees listed on Schedule A attached to this plan (“Schedule A Employees”) shall be as follows:

(1)	The benefit shall be paid as a straight life annuity for the life of the Schedule A Employee commencing in December, 2005, or if later, six months after Separation from Service. The Plan shall pay simple interest at a rate of 3% per annum on each delayed payment from the annuity starting date to December 1, 2005.

(2)	Provided, however, notwithstanding subsection A.(1), (i) a Schedule A Employee who is married may, on or before December 1, 2005, elect, in writing, to receive a 50% joint and survivor annuity with the spouse as survivor commencing in December, 2005, with the rules regarding interest being as described in subsection (1) above; and

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(ii) Any Schedule A Employee may elect on or before December 1, 2005, to cancel, in writing, participation in this Plan in which case the Schedule A Employee shall receive the present value of his entire accrued benefit under this Plan on or before December 31, 2005.

B.	Benefits that commence under this Plan after 2005 for an eligible employee who is not a Schedule A Employee shall be paid in a lump sum the later of the first day of the first calendar month after the day the employee becomes age 55 (or, if the Retirement Income Plan treats the Employee as turning age 55 before that birth date, on the day he is treated as being age 55) or the first day of the seventh calendar month after Separation from Service as that term is defined in section 409A of the Internal Revenue Code and regulatory guidance thereunder (excluding death) but in no event before November 1, 2006. If the applicable commencement date is the first day of the seventh calendar month after Separation from Service (as that term is defined in Code section 409A and regulatory guidance thereunder), the Plan shall pay simple interest at the 6 month T-Bill rate (as determined by the Plan Administrator) in effect as of the annuity starting date. Such interest shall be paid from the annuity starting date used in calculating the benefit under this Plan to the commencement date.

Notwithstanding anything to the contrary in the Plan, any distributions with regard to benefits earned under the Plan that are made on or after January 1, 2005, shall be made in accordance with, at the same time as, and in the same form as distributions with

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regard to benefits earned under the ConocoPhillips Key Employee Supplemental Retirement Plan (“KESRP”). In the event no distributions are due to the Participant from KESRP on or after January 1, 2005, then the time and form of any distributions with regard to benefits earned under the Plan shall be made in accordance with, at the same time as, and in the same form as distributions would have been made under the provisions of KESRP.

SECTION VIII - METHOD OF PROVIDING BENEFITS

This Plan shall be unfunded. All benefits shall be provided solely from the general assets of the Company and any rights accruing to an eligible employee under the Plan shall be those of a general creditor; provided, however, that the Company may establish a grantor trust to satisfy part or all of its Plan payment obligations so long as the plan remains unfunded for purposes of Title I of ERISA.

SECTION IX - MISCELLANEOUS PROVISIONS

(a)	No right or interest of an eligible employee under this Plan shall be assignable or transferable, in whole or in part, directly or indirectly, by operation of law or otherwise (excluding devolution upon death or mental incompetency).

(b)	Any claim for benefits hereunder shall be presented in writing to the Plan Administrator for consideration, grant or denial. In the event that a claim is denied in whole or in part by the Plan Administrator, the claimant, within ninety days of receipt of said claim by the Plan Administrator, shall receive written notice of denial. Such notice shall contain:

(1)	a statement of the specific reason or reasons for the denial;

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(2)	specific references to the pertinent provisions hereunder on which such denial is based;

(3)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(4)	an explanation of the following claims review procedure set forth in paragraph (c) below.

(c)	Any claimant who feels that a claim has been improperly denied in whole or in part by the Plan Administrator may request a review of the denial by making written application to the Trustee. The claimant shall have the right to review all pertinent documents relating to said claim and to submit issues and comments in writing to the Trustee. Any person filing an appeal from the denial of a claim must do so in writing within sixty days after receipt of written notice of denial. The Trustee shall render a decision regarding the claim within sixty days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable time, but not later than 120 days after receipt of the request for review. The decision of the Trustee shall be in writing and, in the case of the denial of a claim in whole or in part, shall set forth the same information as is required in an initial notice of denial by the Plan Administrator, other than an explanation of this claims review procedure. The Trustee shall have absolute discretion in carrying out its responsibilities to make its decision of an appeal, including the authority to interpret and construe the terms hereunder, and all interpretations, findings of fact, and the decision of the Trustee regarding the appeal shall be final, conclusive and binding on all parties.

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(d)	Compliance with the procedures described in paragraphs (b) and (c) shall be a condition precedent to the filing of any action to obtain any benefit or enforce any right which any individual may claim hereunder. Notwithstanding anything to the contrary in this Plan, these paragraphs (b), (c) and (d) may not be amended without the written consent of a seventy-five percent (75%) majority of Participants and Beneficiaries and such paragraphs shall survive the termination of this Plan until all benefits accrued hereunder have been paid.

(e)	The Chief Executive Officer, may amend or terminate this Plan at any time if, in his or her sole judgment such amendment or termination is deemed desirable. However, such amendments may not increase the benefits payable hereunder to any Officer of the Company who is also currently a Director of the Company. Further, any termination of the Plan with respect to amounts subject to Code section 409A shall comply with the Treasury Regulation section 1.409A-3(j)(ix).

(f)	No amount accrued or payable hereunder shall be deemed to be a portion of an eligible employee’s compensation or earnings for the purpose of any other employee benefit plan adopted or maintained by the Company, nor shall this Plan be deemed to amend or modify the provisions of the Retirement Income Plan.

(g)	Participation or nonparticipation in this Plan shall not affect any eligible employee’s employment status, or confer any special rights other than those expressly stated in the Plan.

(h)	Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.

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(i)	The Plan shall be construed, regulated, and administered in accordance with the laws of the State of Texas except to the extent that said laws have been preempted by the laws of the United States.

(j)	If due to special circumstances, the Plan Administrator needs an additional 90-day period to render a decision on the initial claim to the Plan, an additional time of up to 90 days from the end of the initial 90-day period established in (b) may be taken. If the Plan Administrator determines that an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the end of the initial 90-day period. In no event shall the extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

The notice provided to the claimant upon the notice of denial of a claim by the Plan Administrator or the denial of an appeal by the Trustee, shall contain a statement explaining the claimant’s right to obtain an explanation of the Plan’s claim review procedures and time limits, and the right to bring a civil action under section 502(a) of ERISA following denial of the benefit on review.

(k)

At the Effective Time, certain active employees of Phillips 66 and members of its controlled group ceased to participate in the Plan, and the liabilities, including liabilities related to benefits grandfathered from Code section 409A (i.e., amounts deferred and vested prior to January 1, 2005), for these participant’s benefits under the Plan were

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transferred to the members of the Phillips 66 controlled group and continued as the Phillips 66 Supplemental Executive Retirement Plan. ConocoPhillips distributed its interest in Phillips 66 to its shareholders as of the Distribution. On and after the Effective Time, the Company, ConocoPhillips, other members of the controlled group (as determined after the Distribution), the Plan, any directors, officers, or employees of any member of the controlled group (as determined after the Distribution), and any successors thereto, shall have no further obligation or liability to, or on behalf of, any such participant with respect to any benefit, amount, or right transferred to or due under the Phillips 66 Supplemental Executive Retirement Plan.

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SECTION X - EFFECTIVE DATE

The ConocoPhillips Supplemental Executive Retirement Plan is hereby amended and restated effective as of the Effective Time and conditioned on the occurrence of the Distribution.

Executed this 19th day of April 2012, by a duly authorized officer of the Company.

CONOCOPHILLIPS

By:	/s/ Carin S. Knickel	Dated:	April 19, 2012
Carin S. Knickel
Vice President, Human Resources